SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2001

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5. Other Information
Item 7. Exhibits
SIGNATURES
EXHIBIT 99.(A)

Item 5. Other Information

Washington Rate Case Filing

On December 3, 2001, Avista Corporation (Avista Corp. or the Company) filed a general rate case with the Washington Utilities and Transportation Commission (WUTC) to address the impact of energy price volatility, the recovery of cash outlays for increased power supply costs and expenses related to building additional generation. The Company’s press release disclosing this event is filed as Exhibit 99(a) hereto. The WUTC may take up to 11 months to review the general rate case filing.

In the rate case filing with the WUTC, Avista Corp. is requesting an interim rate increase of 10 percent above current rates (which includes a 25 percent temporary surcharge approved by the WUTC in September 2001) effective March 15, 2002. At the conclusion of the general rate case, Avista Corp. has requested that a number of adjustments be made that would result in no net change to rates after March 15, 2002. The interim rate increase of 10 percent would end, base electric rates would increase by 22.5 percent and the electric surcharge would be reduced from 25 percent to 14.9 percent. These rate increases are necessary in order to continue the recovery of prior deferred power costs over a five-year period. The proposed rate increases also reflect the recovery of costs associated with the addition of the Company’s 50 percent ownership in the Coyote Springs 2 power plant and the addition of several small generation projects built to serve retail customer needs.

Avista Corp. has requested the implementation of a temporary accounting mechanism for the deferral of power costs incurred in excess of the amount recovered through rates effective January 1, 2002 until the conclusion of the general rate case. In the general rate case, Avista Corp. has requested the establishment of a permanent power cost adjustment (PCA) mechanism to increase or decrease future electric rates based on actual power supply costs, similar to the purchased gas cost adjustment that has been in place in Washington for many years. The Washington PCA mechanism proposed by Avista Corp. is similar to the existing Idaho PCA mechanism.

The rate case proposed by Avista Corp. requests a 12.75 percent rate of return on common equity and a 10.39 percent overall rate of return.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Enron Exposure

On December 2, 2001, Enron Corporation (Enron) and certain of its affiliates (including certain entities with which the Company and its affiliates have outstanding transactions) filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filing constitutes an event of default under existing contracts Avista Corp. and Avista Energy, Inc. (Avista Energy) have with Enron and its affiliates. As such, Avista Corp. and Avista Energy have terminated substantially all the contracts and have suspended all trading activities with Enron and its affiliates.

Both Avista Corp. and Avista Energy engage in physical and financial transactions for the purchase and sale of electric energy and capacity and natural gas. Both companies have done considerable business and have both short-term and long-term contracts with Enron and its affiliates. Avista Corp.’s long-term contracts with Enron and its affiliates have remaining terms ranging from 1 to 3 years. Avista Energy’s long-term contracts with Enron and its affiliates have remaining terms ranging from 1 to 9 years.

As of November 30, 2001, Avista Corp. and Avista Energy had accounts payable to and accounts receivable from Enron and its affiliates as shown in the table below, which shows aggregate amounts for all Enron entities, although settlement with each entity may be made separately.

	Avista Corp.	Avista Energy

	(dollars in millions)
Current accounts receivable	$1.4	$16.9
Current accounts payable(1)	$(1.5)	$—

(1)	Negative number indicates amount payable to Avista Corp.

The contracts of Avista Corp. and Avista Energy with each Enron affiliate provide that, upon termination, the net settlement of accounts receivable and accounts payable with such entity will be netted against the mark-to-market value of the terminated forward contracts with such entity. It is currently estimated that, for each of Avista Corp. and Avista Energy, the net mark-to-market liability to Enron entities in respect of terminated forward contracts substantially exceeds the total net receivables from these entities. It is further estimated that the net mark-to-market liability to Enron entities in respect of terminated forward contracts of Avista Corp. and Avista Energy, taken together, exceeds total net receivables from these entities by less than $30 million. Any claims by the Enron entities for amounts which Avista Corp. and Avista Energy might owe in respect of the terminated forward contracts would be subject to any defenses and counterclaims which Avista Corp. and Avista Energy may have.

The estimates of the mark-to-market values of terminated forward contracts are based on data currently available and on assumptions as to future market prices and other information. While Avista Corp. and Avista Energy believe these assumptions are reasonable, they are subject to change and ultimately could be challenged by the Enron entities or their bankruptcy trustees.

National Energy Production Corporation (NEPCO), a wholly-owned subsidiary of Enron, is the contractor responsible for the engineering, procurement and construction of the Coyote Springs 2 project pursuant to a fixed-price, date-certain turn-key contract. Avista Corp. will own 50 percent of the Coyote Springs 2 project (a 280-megawatt combined-cycle natural gas-fired plant under construction near Boardman, Oregon) when it commences commercial operation in mid-2002. NEPCO was not included in the initial bankruptcy filings made by Enron and its affiliates. However, Enron guaranteed NEPCO’s obligations, and the bankruptcy filing by Enron is an event of default under the Coyote Spring 2 construction contract. NEPCO and Coyote Springs 2, LLC have amended the construction contract to, among other things, authorize Coyote Springs 2, LLC to make immediate draws under a letter of credit posted to secure NEPCO’s performance and to permit Coyote Springs 2, LLC to pay third-party subcontractors of NEPCO directly. Coyote Springs 2, LLC is continuing to assess the ability of NEPCO to perform its obligations under the construction contract and may need to exercise additional remedies in the event the impact of the Enron bankruptcy prevents NEPCO from performing its obligations under the construction contract.

Avista Corp. is party to power exchange arrangements with a remaining life of 16 years whereby Enron Power Marketing Inc. (EPMI) (one of the Enron affiliates that filed for bankruptcy protection) purchases and sells capacity and energy from and/or to Avista Corp. and Portland General Electric Company. The Company cannot predict either (i) what effect, if any, the bankruptcy proceedings will have upon EPMI’s performance of its obligations under these arrangements or (ii) the effect, if any, of nonperformance on the Company’s business or financial condition.

Item 7. Exhibits

99(a)    Press Release dated December 3, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: December 11, 2001	/s/ Jon E. Eliassen

Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)